Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

25 April 2024

DR.THAM SENG KONG

[NRIC No.: [***])

[***]

Dear Dr Tham,

RE: LETTER OF APPOINTMENT

We refer to the interview with you and are pleased to offer you employment in our Company under the following terms and conditions of service. This letter of appointment shall supersede the letter of appointment issued by us to you dated [***].

1.	POSITION OF APPOINTMENT

(a)	You are offered the position of GROUP MANAGING DIRECTOR/ CHIEF EXECUTIVE OFFICER which shall commence on [***], notwithstanding the date of this letter.

(b)	You may be required, at any time and at the sole discretion of the Company, to undertake other duties or transfer as directed by the Company. The Company also reserves the right to re-designate and re-assign the duties pertaining to your appointment at any time.

(c)	You shall act in accordance and comply with all lawful instructions, directions and policies of the Company. You shall not undertake any private trading or other employment that could result in a conflict of interest between you and the Company, nor undertake out of work activities which affect your availability for normal work hour without written approval from the management.

2.	REMUNERATION

(a)	You shall be paid a Basic Salary of [***]. The Company shall made statutory contributions and deductions for EPF, SOCSO (if required), Income Tax and any other contributions/ deductions of your salary as required by law.

(b)	You are always required to maintain the confidentiality of your remuneration package.

(c)	Salary period will be from 1st day of every month to the last day of the month (“Salary Period”) and the payment would be made not later than the 7th day after the last day of the Salary Period.

(d)	Your Basic Salary is subjected to your attendance to work. There shall be no salary accrued to you on day(s) that you absent yourself from work without proper authorization as recognized by the Company.

3.	REPORTING

You will be required to report to the Board of Directors.

4.	TRANSFER

Depending on the needs of the Company, you may be transferred to any other position or function of equivalent grade to serve anywhere in Malaysia either within the company or any of the holding and/or associate and/or subsidiary companies of ALPS GLOBAL HOLDING BERHAD.

5.	PROMOTION / DEMOTION

The Company will have the sole discretion with regards to any staff promotion or demotion, which discretion will be on case to case basis and shall be on the merit or demerit of each case. The Company reserves the right to grant promotion, demotion or any form of change in status in accordance with the periodical evaluation on work performance that the Company shall carry out and each staff shall agree to such change in work /or service as a result of the Company’s evaluation.

6.	WORKING HOURS

The Company’s subsisting official working days and hours shall be as follows:

Monday to Friday	: 9.00 am to 6.00 pm (with one-hour lunch break)

The Company reserves the right to change or revise the above stated working hours, as and when it is deemed necessary, with/ without prior notification.

7.	BONUS & INCENTIVES

Bonus and incentives shall be awarded (if any) at the absolute discretion of the Management, based on the Company’s performance and your performance and contribution to the performance of the Company.

7A.	OTHER BENEFITS

As per highlighted in the Employee Handbook of the Company.

8.	PETROL REIMBURSEMENT

The Company will, in accordance with the company’s general personal vehicle use reimbursement policy (and consistent with the provisions of Section 3.9.3 herein), promptly reimburse employee an amount equal to [***] (or such higher amount as may apply pursuant to the Company’s mileage reimbursement policy as it may be in effect from time to time) for each kilometer (KM) he/she drives a personal car in connection with the performance of his duties as an employee of the Company, up to [***] per month.

9.	ENTERTAINMENT CLAIM

All entertainment activities undertaken on behalf of the Company must reflect the highest standards of honesty, integrity, and fairness. Each of the eligible employee must take care to avoid the appearance of misconduct or impropriety. You will be entitled an amount of [***] per month (employee to justify if amount exceeded).

Should any of the above exceed the proposed amount, please provide a reasonable justification to the Management.

10.	ANNUAL LEAVE

(a)	You shall be granted paid annual leave on full basic salary upon confirmation as follows:

Years of Service	Annual Leave entitlement
Less than 2 years	9 days per calendar year
2 - 5 years	12 days per calendar year
More than 5 years	16 days per calendar year

(b)	All annual leave calculation will be on ‘as-earned basis’ and leave entitlement shall be taken at a time or times convenient to the Company. Any annual leave not utilized will be carry forward to the next upcoming year (up to maximum of 5 days only).

(c)	The leave entitlement for any incomplete year of service shall be calculated in proportion to the number of completed months of service. For those who exceed their annual leave entitlement will be considered as unpaid leave and will be deducted from the current month salary.

11.	MEDICAL (SICK) LEAVE

You shall be entitled to paid medical (sick) leave if you fall sick, with certified proof (declared to be unfit for work) from a registered medical practitioner, as follows:

●	Less than 2 years of service	- 14 days
●	2 years or more but less than 5 years	- 18 days
●	5 years services	- 22 days

However, the above does not cover medical expenses from specialist, hospitals, dental and optical, maternity and surgery, unless prior consent/ approval is given by the Management.

11A.	MATERNITY LEAVE (if applicable)

Female employees of the Company are entitled to the maternity leave as provided under Employment Act 1955 and shall furnish the Company with the relevant information for eligibility and entitlement.

12.	HOSPITALISATION LEAVE

In the event of hospitalization, the Company shall grant you sixty (60) days hospitalization leave in the aggregate in each calendar year, which shall be inclusive of any medical (sick) leave taken in the said calendar year. Hospitalization Leave refers to the period of being physically warded in the hospital.

13.	PUBLIC HOLIDAYS

(a)	You shall be entitled for the gazette public holidays as published by the Company.

(b)	Any work done on the gazetted public holiday will be compensated with 1 day of annual leave subject to the provisions as stated in clause 10(c) of this letter.

(c)	Should you absent yourself from work on the working day immediately preceding or immediately succeeding the specified public holiday without prior consent of the Company, you shall not be entitled to any holiday pay for such holiday unless you have a reasonable excuse for such absence.

14.	EXCLUSIVE EMPLOYMENT

You shall at all times during your employment with the Company, faithfully and diligently perform and discharge your duties, including other duties and responsibilities that may be assigned to you from time to time by your Superior.

You shall be required to devote all your time, attention and efforts solely to the work, business and interests of the Company and to the promotion and advancement thereof in all ways, and shall not during your employment, except with the written consent of the Company first obtained, undertake or be concerned with or interested in any work other than for the Company.

15.	CONFLICT OF INTEREST

You shall not at any time during your term of employment with the Company be engaged directly or indirectly in any other employment or business that may be in conflict with the Company and/or in conflict with your duties and responsibilities assigned to you.

You are expected to act ethically and with integrity, and avoid putting yourself in a conflict position that is detrimental to the interest or potentially harmful to the integrity of the Company.

There are two key elements defining conflict of interest as follows:

(a)	Acquire obligations from external parties which may be in the form of gifts, monies, discounts, kickbacks, etc.

(b)	Work that interferes with the exercise of professional responsibilities, namely where the employee’s professional and objective judgement is likely to be compromised.

The Company shall take disciplinary action, which includes dismissal, if you are found to have committed yourself in a position of conflict of interest.

16.	CONFIDENTIALITY

(a)	“Confidential Information” means all information and data (whether or not it is described or marked as confidential) in any form or medium relating to the Company and the Company’s holding and/or associate and/or subsidiary companies’ past, present and future interests, operations and affairs, that you become aware of or generate in the course of, or in connection with, your employment, including but not limited to:

(i)	Technical or non-technical data, formula, patterns, devices, methods, techniques, know-how, plans, drawings, models and processes, source and object code, software and computer records;

(ii)	Operations, dealings, business, markets and marketing plans and projections, trading, details of agreements and arrangements with third parties, and customer, client and supplier information and lists;

(iii)	Financial information, accounting, budgets, invoices, pricing schedules, structures and information, product margins, product specifications and investment outlays;

(iv)	Information concerning any employee, customer, client, contractor, supplier or agent of the company, including remuneration details, their contact information and the work performed by them or from them;

(v)	The Company’s human resources and operational documents including its policies, procedures and operations manuals;

(vi)	Other business information, trade secrets and intellectual property;

(vii)	All information contained in this document; and

(viii)	Information or material recording, reflecting, derived from or produced wholly, partly, directly or indirectly with the information referred to in any of sub-clauses (i) to (viii).

(b)	You acknowledge that during the course of your employment with the Company, you may receive or have access to Confidential Information from or concerning the Company and the Company’s holding and/or associate and/or subsidiary companies. This includes documentation or information received by you in the performance of your duties, trade secrets, marketing information, customer lists, financial lists, business plans, designs, drawings, techniques, processes and other intellectual property in any form belonging to the Company and the Company’s holding and/or associate and/or subsidiary companies.

(c)	You are not permitted, during or after the termination of your employment with the Company, to disclose any Confidential Information to anyone (other than to the employees of the Company and/or who are entitled to know or with the approval or instruction of the Company or in furtherance of the business of the Company) and you shall only use the Confidential Information for the purpose of and to the extent necessary for you to properly perform your duties during your employment with the Company.

(d)	The intellectual property rights of the work achievements produced by you, including but not limited to all inventions, innovations, improvements, know-how, processes, techniques, formulas, ideas, methods, circuits, designs, trademarks, trade secrets, copyrightable works, developments, analyses, reports, research and development and existing or future products or services, in performing your duties, shall belong to the Company. You shall not engage in any activity that is detrimental to the intellectual property rights or other property rights and interests of the Company.

(e)	You shall take all precautions necessary to keep all Confidential Information entrusted to you or which you may otherwise become aware of. You shall not use or attempt to use any of the Confidential Information in any manner which may injure or cause loss (directly or indirectly) to the Company.

(f)	You must return all Confidential Information in your physical possession or control to the Company or its authorized representative immediately within five (5) working days from the termination of your employment.

(g)	You shall take all reasonable steps to preserve confidentiality of the Confidential Information and you must notify the Company immediately of any actual or suspected unauthorized access, use, publication, disclosure or copying of the Confidential Information. You must use your best endeavors at all times to prevent the publication or dissemination or disclosure of Confidential Information by another person.

(h)	You shall not:-

(i)	Directly or indirectly disclose or make use of any Confidential Information for any purpose other than the legitimate purpose of the Company;

(ii)	Remove from working premises or copy or reproduce or allow others to remove, copy or reproduce the contents of any documents, computer optical media, disk, tape or any item/media which contains any confidential information or which belongs to the Company;

(iii)	Infringe or threaten to infringe any intellectual property rights belonging to the Company or third parties; and

(iv)	Use or disclose Confidential Information and/or trade secrets belonging to third parties, including confidential information received by or in your possession during your previous employment.

17.	INDEMNITY

(a)	You undertake not to disclose or divulge at any time to any person, any trade secrets or information of confidential or commercial nature in any matter which is, or may be, detrimental to the Company. This includes but not limited to, information relating to the Company’s customers, suppliers, internal or external affairs, trading processes, accounts, transactions or information in or relative to the Company’s business and operations which come to your knowledge or possession in the course of your employment with us.

(b)	You shall indemnify and hold harmless the Company from all losses, damages and expenses (including legal expenses) that the Company might incur or sustain as a result of any such unauthorized use or disclosure under clause 17(a).

(c)	You shall not remove from the Company’s premises any materials including but not limited to drawings, documents, models, apparatus and diskettes that contain confidential information or make copies thereof otherwise in the course of carrying out your duties.

18.	PROPERTY RIGHTS

All ideas, concepts, copyright, inventions, patents, trademarks or products or processes developed or created either in whole or in part by you or any other party, arising from or in connection with the activities of the Company and/or in the course of your employment with the Company shall be the sole property of the Company.

19.	INVENTION ASSIGNMENT

(a)	You acknowledges that all Intellectual Property Rights to any works, inventions, discoveries, modifications, plans, design, improvements or any other matters (“Inventions”) created, developed or discovered by you during your appointment in connection with or in any way affecting or relating to the business of the Company, or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed and delivered to the Company and shall belong to and be the absolute property of the Company and you will not be entitled to any payment in respect of the Inventions.

(b)	You shall disclose, irrespective of any prior request of the Company, promptly and fully, particulars of and all information relating to any matter including Inventions, processes systems and designs, sole or joint, which you or you and others may make during the continuance of your appointment and complying with all directions by the Company so as to vest in and secure for the Company any copyright, patent, design or other property right to or in respect of any such other matter as described above.

(c)	You hereby assign by way of present assignment of future copyright all copyright in any copyright works produced or originated by you and all other intellectual property rights created by you during your appointment and waives any moral rights which you may have in respect of such copyright works and shall at the expense of the Company execute all such documents and give all such assistance as in the opinion of the Company may be necessary or desirable to vest any such copyright in the Company absolutely. For the avoidance of doubt, you agree to and hereby irrevocably appoint the Company as your lawful attorney to execute all instruments, documents and things as may be necessary under this letter of appointment, including for the purpose of giving the benefit of the provisions herein to the Company.

(d)	“Intellectual Property Rights” in this letter means all patents, utility models, trade marks, trade or business names, logos or straplines, domain names, copyright, moral rights, rights to prevent passing off or unfair competition, database rights, rights in designs, know-how and all other intellectual or industrial property rights, in each case whether registered or unregistered including applications or rights to apply for them and together with all extensions and renewals of them, and in each and every case all rights or forms of protection having equivalent or similar effect anywhere in the world.

20.	RULES & REGULATIONS

You shall be required to observe all rules & regulations, handbooks and policies, and practices being in force or those that will be enforced in the future by the Company (“Company’s Regulations”). The Company’s Regulations shall form an integral part of your contract of employment with the Company. The Company reserves the right to amend, delete, add or make changes to the Company’s Regulations as it deems fit.

21.	TERMINATION OF EMPLOYMENT

(a)	Either party reserves the right to terminate this employment contract by giving two (2) month’s written notice.

(b)	In the event of premature termination of this employment contract (either by not giving notice or if notice has been given but without waiting for the expiry of such notice), either party has to pay to the other party compensation in lieu of notice, of a sum equal to the basic salary that would have accrued to the other party during the term of such notice or during the unexpired term of such notice.

(c)	The Company is further entitled to terminate this employment contract by giving 24 hours’ notice in writing, if you are guilty of the following action:-

(i)	You conduct serious breach of any of the stipulations contained in this employment contract and/or on the grounds of misconduct inconsistent with the fulfillment of the express or implied terms and conditions of the company; or

(ii)	You are guilty of misconduct, inefficiency or indiscipline; or

(iii)	You refuse to comply with the lawful instruction of any person(s) empowered by the Company to give such instruction; or

(iv)	You have continuously absent from work for more than 2 consecutive working days without obtaining prior leave from the Company; or

(v)	You are being absent or having been absent from duty and alleging ill health to be the cause, you refuse to allow a registered medical practitioner appointed by the Company to examine you or you refuse to give such practitioner the necessary information to report upon the state of your health; or

(vi)	You leak out confidential information, matters or secrets of the Company; or

(vii)	You breach any of the terms and conditions of employment, rules and regulations, code of conduct, policies or practices imposed by the Company; or

(viii)	You make any false claim as to your qualifications, experience of employment, or in any other way provide the Company with false information in your application for employment with the Company or in the course of your employment with the Company; or

(ix)	You are guilty of any conduct which in the opinion of the Company brings you or the Company into disrepute; or

(x)	You display aggressive behaviour, or commit any physical act of abuse, assault or violence against others; or

(xi)	You commit any act of dishonesty including but not limited to theft or cheating; or

(xii)	You consume alcohol or drugs during working hour; or

(xiii)	You are convicted of any criminal offence punishable with imprisonment or involving in any fraud, corruption or bribery; or

(xiv)	You become of unsound mind; or

(xv)	You did not carry out your duties and responsibilities up to a reasonable standard acceptable to the Company; or

(xvi)	You are guilty of any default or neglect in the discharge of your duties and responsibilities.

(d)	Upon the termination by whatsoever means of this employment contract, you shall not without the consent of the Company at any time thereafter represent yourself still to be connected with the company. The Company shall:

(i)	be entitled to claim against you for any losses and/or damages suffered including but not limited to legal fees and costs as a result of termination of this letter;

(ii)	be regarded as discharged from any further obligations under this letter;

(iii)	be entitled to pursue any additional or alternative remedies provided under the law; and

(iv)	not be held liable for any loss or damage suffered by you resulting whether directly or indirectly from termination of this letter.

22.	RETURN OF COMPANY’S PROPERTY

(a)	All documents and information relating to the business of the Company shall be the property of the Company. You shall not under any circumstances, except with the written consent of the Company, divulge or disclose of any information to any third party. Should you commit a breach of aforesaid condition, you shall be liable of instant dismissal.

(b)	You shall return all keys, security cards, passes, policies, manuals, computers, notebooks, CD-ROMS, USB flash drives, calling cards, office stationery, documents, books, documents, precedents, software and any other properties belonging to the Company upon termination or dismissal of your service. [DEC: Please add other property may be in the possession of the employee.

23.	VARIATION

The Company reserves the right to vary, amend, alter, delete or add any clause/s which is deemed necessary and appropriate. Such variations, amendments, alteration, deletions or additions will be made known to you in writing.

24.	NON-COMPETITION AND NON-SOLICITATION

(a)	For a period of 12 months from the date that Employee is no longer employed by the Company, Employee shall not take any actions to assist Employee’s successor employer or any other entity in recruiting any other employee who works for or is affiliated with the Company. This includes, but is not limited to: (a) identifying to such successor employer or its agents or such other entity the person or persons who have special knowledge concerning the Company’s processes, methods or confidential affairs; and (b) commenting to the successor employer or its agents or such other entity about the quantity of work, quality of work, special knowledge, or personal characteristics of any person who is still employed at the Company. Employee also agrees that Employee will not provide such information set forth in (a) and (b) above to a prospective employer during interviews preceding possible employment.

(b)	During your employment you shall not, without the Company’s prior written consent:

(i)	directly or indirectly, be engaged or be interested in any undertaking or carry on any business or profession of a nature which is in the sole opinion of the Company, is similar to or which competes with the business of the Company and its affiliates; and/or

(j)	assume any employment (as an employee, officer, consultant, adviser, partner, principal or agent or otherwise) with any company that is or is about to be in competition with the business carried on by the Company and its affiliates (or which the Company and its affiliates shall have determined to carry on with a view to profit in the immediate or foreseeable future).

25.	NON-DISPARAGEMENT

During and after the term of this letter of appointment, you shall be prohibited from making significant negative comments about the Company, its existing or future associated companies, subsidiaries or holding companies, their businesses, their officers, directors, employees, or their reputations. However, this clause shall not prohibit you from making truthful statements that are legally required.

26.	PRIVACY POLICY

(a)	Pursuant to the Personal Data Protection Act 2010 (“PDPA”), the Company requires all employees to comply with the Company’s PDPA policy (“PDPA Policy”) in relation to the personal information of our customer and all employees of the Company (“Personal Data”). Failure to do so will be regarded as serious misconduct and will be dealt with in accordance with the Company disciplinary policy and procedure. You shall not disclose any Personal Data without written approval of the Company. You hereby agree to comply with the terms of the PDPA Policy, including all amendments that are made to the same from time to time.

(b)	By signing and returning this letter to the Company, you hereby consent and agree to the collection, use, access, transfer, storage and processing of your personal data from time to time by the Company.

This offer of employment is also made subject to your signing the Company’s “Employee Non-Disclosure & Employment Confidentiality Agreement” and your compliance with any conditions of service or Company’s rules, regulations and practices, either written, express or implied for the time being in force or those that will be enforced in the future.

We hope you will find the above offer and terms and conditions of employment acceptable to you. Please signify your acceptance of this offer by signing at the space provided hereunder and return the signed duplicate copy of this letter within five (5) days from the date of this letter. Failure to do so within the stipulated period would render this offer null and void.

Thank you.

Yours faithfully,
for TMC GLOBAL HOLDING SDN. BHD.

/s/ Chew Yoke Ling
Chew Yoke Ling
Director

c.c. HR File

ACKNOWLEDGEMENT

I, Dr THAM SENG KONG, NRIC No.: [***] acknowledges receipt of this Letter of Appointment dated 25th April 2024, and hereby confirm my acceptance, understanding and agreement to all the terms and conditions of employment stipulated in this offer of employment.

Signature:	/s/ Tham Seng Kong	NRIC: [***]

Date :	25th April 2024